SECURITIES & EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                  SCHEDULE 13G





                            Post Properties Inc.
                                (Name of Issuer)

                          Common Stock, $.01 Par Value
                         (Title of Class of Securities)

                                    737464107
                                 (CUSIP Number)

                                  December 2, 2008
             (Date of event which requires filing of this statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule 13G is filed:

     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)

                           (Page 1 of 18  Pages)
---------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 737464107                      13G             Page 2 of 18 Pages

-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                              High Rise Partners II, L.P.
                              13-4094404
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                             Delaware
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                 1,084,943
OWNED BY       ---------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                 1,084,943
-----------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                 1,084,943
-----------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **             [ ]
-----------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                2.5%
-----------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                 PN
-----------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 737464107                      13G             Page 3 of 18 Pages

-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                              High Rise Partners II (a), L.P.
                              30-0485506
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                             Delaware
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                 51,303
OWNED BY       ---------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                 51,303
-----------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                 51,303
-----------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **             [ ]
-----------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                0.1%
-----------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                 PN
-----------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 737464107                      13G             Page 4 of 18 Pages


-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                              High Rise Institutional Partners, L.P.
                              13-4094401
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

                                             Delaware
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                680,323
OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER

                                                -0-
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                680,323
-----------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                680,323
-----------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **              [ ]
-----------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                1.5%
-----------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                 PN
-----------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 737464107                      13G             Page 5 of 18 Pages


-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                              Cedar Bridge Realty Fund, L.P.
                              36-4448215
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                             Delaware
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                292,536
OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                292,536
-----------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                292,536
-----------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **               [ ]
-----------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                0.7%
-----------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **

PN

-----------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 737464107                      13G             Page 6 of 18 Pages


-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                              Cedar Bridge Institutional Fund, L.P.
                              77-0597412
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                             Delaware
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                266,793
OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                  -0-
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                               266,793
-----------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                266,793
-----------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **             [ ]
-----------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                0.6%
-----------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                 PN
-----------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 737464107                      13G             Page 7 of 18 Pages


-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                              High Rise Capital Advisors, L.L.C.
                              13-4094399
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                             Delaware
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                 2,376,398
OWNED BY       --------------------------------------------------------


EACH           (7)  SOLE DISPOSITIVE POWER
                                                  -0-
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                 2,376,398
-----------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                   2,376,398
-----------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **          [ ]
-----------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                5.4%
-----------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                 OO
-----------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 737464107                      13G             Page 8 of 18 Pages
---------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                              Bridge Realty Advisors, LLC
                              36-4448205
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                             Delaware
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                559,329
OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                  -0-
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                559,329
-----------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                  559,329
-----------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **             [ ]
-----------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                               1.3%
-----------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                 OO
-----------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 737464107                      13G             Page 9 of 18 Pages

-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                              David O'Connor
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                             United States of America
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                1,000
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                 2,376,398
OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                  1,000
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                 2,376,398
-----------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                  2,377,398
-----------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **             [ ]
-----------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                5.4%
-----------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                 IN
-----------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 737464107                      13G             Page 10 of 18 Pages


-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                              Charles Fitzgerald
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                             United States of America
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                               -
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                 2,376,398
OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER      -

REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                 2,376,398
-----------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                  2,376,398
-----------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **          [ ]
-----------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                5.4%
-----------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                 IN
-----------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 737464107                      13G             Page 11 of 18 Pages

Item 1(a).     Name of Issuer:

     The name of the issuer is Post Properties, Inc. (the "Company").

Item 1(b).     Address of Issuer's Principal Executive Offices:

     The Company's principal executive office is located at 4401 Northside Parkway
Suite 800
Atlanta, GA  30327-3057

Item 2(a).     Name of Person Filing:

     This statement is filed by:

            (i) High Rise Partners II, L.P., a Delaware limited partnership ("HRP II"), with respect to shares of Common Stock
(as defined in  Item 2(d) below) directly owned by it;

           (ii) High Rise Partners II (a), L.P., a Delaware limited partnership ("HRP II (a)"), with respect to shares of Common Stock (as defined in Item 2(d) below) directly owned by it;

            (iii) High Rise Institutional Partners, L.P., a Delaware limited partnership ("HRIP" and together with HRP II, the "High Rise Partnerships"), with respect to shares of Common Stock (as defined in Item 2(d) below) directly owned by it;

        (iv) Cedar Bridge Realty Fund, L.P., a Delaware limited partnership ("CBR"), with respect to shares of Common Stock (as defined in Item 2(d) below) directly owned by it;

             (v) Cedar Bridge Institutional Fund, L.P. a Delaware limited partnership ("CBI" and together with CBR, the "Cedar Bridge Partnerships" and together with HRP II, HRIP and CBR, the "Partnerships"), with respect to shares of Common Stock (as defined in Item 2(d) below) directly owned by it;

            (vi) High Rise Capital Advisors, L.L.C., a Delaware limited liability company (the "General Partner"), which serves as the general partner of the High Rise Partnerships and as sole managing member of the CB General Partner (as defined below) with respect to shares of Common Stock as defined in Item 2(d) below) directly owned by each of the Partnerships;

          (vii) Bridge Realty Advisors, LLC, a Delaware limited liability company (the "CB General Partner"), which serves as the general partner to the Cedar Bridge Partnerships, with respect to shares of Common Stock (as defined in Item 2(d) below) directly owned by each of the Cedar Bridge Partnerships;

CUSIP No. 737464107                      13G             Page 12 of 18 Pages

(viii) Mr. David O'Connor("Mr. O'Connor") who serves as senior managing member of the General Partner with respect to shares of Common Stock owned by the Partnerships, and individually.

        (ix) Mr. Charles Fitzgerald ("Mr. Fitzgerald") who serves as a managing member of the General Partner with respect to shares of Common Stock owned by the Partnerships.

           The Partnerships, the General Partner, the CB General Partner, Mr. O'Connor and Mr. Fitzgerald are hereinafter sometimes collectively referred to as the "Reporting Persons." Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.


Item 2(b).     Address of Principal Business Office or, if None, Residence:

 The address of the business office of each of the Reporting Persons is 535 Madison Avenue
27th Floor
New York, NY 10022.

Item 2(c).     Citizenship:

   Each of the Partnerships, the General Partner and the CB General Partner is organized under the laws of the State of Delaware. Messrs. O'Connor and Fitzgerald are citizens of the United States of America.

Item 2(d).     Title of Class of Securities:

     Common Stock, $.01 Par Value (the "Common Stock")

Item 2(e).  CUSIP Number:

     737464107

CUSIP No. 737464107                      13G             Page 13 of 18 Pages

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or(c), check whether the person filing is a:
     (a)  [ ]  Broker or dealer registered under Section 15 of the Act,
     (b)  [ ]  Bank as defined in Section 3(a)(6) of the Act,
     (c)  [ ]  Insurance Company as defined in Section 3(a)(19) of the
              Act,
     (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940,
     (e)  [ ]  Investment Adviser in accordance with Rule
              13d-1(b)(1)(ii)(E),
     (f) [ ] Employee Benefit Plan or Endowment Fund in accordance with Rule 13d-1(b)(1)(ii)(F),
     (g) [ ] Parent Holding Company or control person in accordance with Rule 13d-1(b)(1)(ii)(G),
     (h) [ ] Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act,
     (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment
            Company Act of 1940,
    (j)  [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to 13d-1(c), check this box:  [X]

Item 4.   Ownership.


     A. High Rise Partners II, L.P.
          (a) Amount beneficially owned:  1,084,943
          (b) Percent of class: 2.5%
              The percentages used herein and in the
              rest of this Schedule 13G are calculated based upon the 44,184,986 shares of Common Stock issued and outstanding as of October 31, 2008 as reflected in the Company's Form 10-Q for the quarterly period ended September 30, 2008.
          (c) Number of shares as to which such person has:
              (i) Sole power to vote or direct the vote: -
              (ii) Shared power to vote or direct the vote:  1,084,943
              (iii) Sole power to dispose or direct the disposition:-
              (iv) Shared power to dispose or direct the disposition:
                  1,084,943

   B. High Rise Partners II (a), L.P.
          (a) Amount beneficially owned:  51,303
          (b) Percent of class: 0.1%
          (c) Number of shares as to which such person has:
              (i) Sole power to vote or direct the vote: -
              (ii) Shared power to vote or direct the vote:  51,303
              (iii) Sole power to dispose or direct the disposition:-
              (iv) Shared power to dispose or direct the disposition:
                  51,303

CUSIP No. 737464107                      13G            Page 14 of 18 Pages

     C. High Rise Institutional Partners, L.P.
          (a) Amount beneficially owned: 680,323
          (b) Percent of class: 1.5%
          (c) Number of shares as to which such person has:
              (i) Sole power to vote or direct the vote: -
              (ii) Shared power to vote or direct the vote: 680,323
              (iii) Sole power to dispose or direct the disposition: -
              (iv) Shared power to dispose or direct the disposition:
                680,323

    D. Cedar Bridge Realty Fund, L.P.
          (a) Amount beneficially owned: 292,536
          (b) Percent of class: 0.7%
          (c) Number of shares as to which such person has:
              (i) Sole power to vote or direct the vote: -
              (ii) Shared power to vote or direct the vote: 292,536
              (iii) Sole power to dispose or direct the disposition:-
              (iv) Shared power to dispose or direct the disposition:
                   292,536

     E. Cedar Bridge Institutional Fund, L.P.
          (a) Amount beneficially owned: 266,793
          (b) Percent of class: 0.6%
          (c) Number of shares as to which such person has:
              (i) Sole power to vote or direct the vote: -
              (ii) Shared power to vote or direct the vote: 266,793
              (iii) Sole power to dispose or direct the disposition: -
              (iv) Shared power to dispose or direct the disposition:
                  266,793

     F. High Rise Capital Advisors, L.L.C.
          (a) Amount beneficially owned:  2,376,398
          (b) Percent of class: 5.4%
          (c) Number of shares as to which such person has:
              (i) Sole power to vote or direct the vote: -
              (ii) Shared power to vote or direct the vote:  2,376,398
              (iii) Sole power to dispose or direct the disposition: -
              (iv) Shared power to dispose or direct the disposition:
                   2,376,398

G. Bridge Realty Advisors, LLC
          (a) Amount beneficially owned: 559,329
          (b) Percent of class: 1.3%
          (c) Number of shares as to which such person has:
              (i) Sole power to vote or direct the vote: -
              (ii) Shared power to vote or direct the vote: 559,329
              (iii) Sole power to dispose or direct the disposition: -
              (iv) Shared power to dispose or direct the disposition:
                  559,329

CUSIP No. 737464107                      13G            Page 15 of 18 Pages

  H. David O'Connor
          (a) Amount beneficially owned: 2,377,398
          (b) Percent of class: 5.4%
          (c) Number of shares as to which such person has:
              (i) Sole power to vote or direct the vote: 1,000
              (ii) Shared power to vote or direct the vote:  2,376,398
              (iii) Sole power to dispose or direct the disposition:
                    1,000
              (iv) Shared power to dispose or direct the disposition:
                    2,376,398

      I. Charles Fitzgerald

          (a) Amount beneficially owned:  2,376,398
          (b) Percent of class: 5.4%
          (c) Number of shares as to which such person has:
              (i) Sole power to vote or direct the vote: -
              (ii) Shared power to vote or direct the vote:  2,376,398
              (iii) Sole power to dispose or direct the disposition:-
              (iv) Shared power to dispose or direct the disposition:
                   2,376,398

Item 5.     Ownership of Five Percent or Less of a Class.

   If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [].


Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

Each of the High Rise Partnerships are private investment partnerships, the sole general partner of which is the General Partner. As the sole general partner of each of the High Rise Partnerships, the General Partner has the power to vote and dispose of the securities owned by each of the High Rise Partnerships and, accordingly, may be deemed the "beneficial owner" of such Securities. The managing members of the General Partner are David O'Connor and Charles Fitzgerald.

CUSIP No. 737464107                      13G            Page 16 of 18 Pages

Each of the Cedar Bridge Partnerships are private investment partnerships, the sole general partner of which is the CB General Partner. As the sole general partner of each of the Cedar Bridge Partnerships, the CB General Partner has the power to vote and dispose of the Securities owned by each of the Cedar Bridge Partnerships and, accordingly, may be deemed the "beneficial owner" of such securities. The managing member of the CB General Partner is the General Partner. The managing members of the General Partner are David O'Connor and Charles Fitzgerald.

Messrs. O'Connor and Fitzgerald share investment management duties.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

     Not applicable.

Item 8.  Identification and Classification of Members of the Group.

     See Item 2.

Item 9.  Notice of Dissolution of Group.

     Not applicable.

CUSIP No. 737464107                      13G            Page 17 of 18 Pages

Item 10.  Certification.

     Each of the Reporting Persons hereby makes the following certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


SIGNATURE

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED:  December 12, 2008


                             /s/ David O'Connor
                           ------------------------------------
                           David O'Connor
                           Individually;
                           And as managing member of:
                           (a) High Rise Capital Advisors, LLC;,
                              for itself and as
                           (i)the general partner of High Rise
                               Partners II, L.P.
                          (ii)the general partner of High Rise
                               Partners II (a), L.P.
                          (iii) the general partner of High Rise
                               Institutional Partners, L.P.
                          (iv) the managing member of Bridge Realty
                              Advisors, LLC, for itself and as
                              general partner of:
                          (A) Cedar Bridge Realty Fund, L.P.; and
                          (B) Cedar Bridge Institutional Fund, L.P.
                              and


                            /s/ Charles Fitzgerald
                            -------------------------------------

                            Charles Fitzgerald

CUSIP No. 737464107                      13G            Page 18 of 18

EXHIBIT 1
JOINT ACQUISITION STATEMENT
PURSUANT TO RULE 13d-1(k)
The undersigned acknowledge and agree that the foregoing statement on
Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G, shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

DATED:  December 12, 2008	/s/ David O'Connor
				-----------------------
				David O'Connor
				Individually;

And as managing member of:
(a) High Rise Capital Advisors, LLC for
    itself and as
(i) the general partner of High Rise
    Partners II, L.P.
(ii) the general partner of High Rise Partners
     II (a), L.P.
(iii) the general partner of High Rise
      Institutional Partners, L.P.
(iv) the managing member of Bridge Realty
     Advisors, LLC, for itself and
     as general partner of:
(A) Cedar Bridge Realty Fund, L.P.; and
(B) Cedar Bridge Institutional Fund, L.P.
/s/ Charles Fitzgerald
-----------------------
Charles Fitzgerald